PROMISSORY NOTE

FACE AMOUNT	$47,564.78
PRICE	$47,564.78
INTEREST RATE	12% per annum
NOTE NUMBER	November 2008 101
ISSUANCE DATE	November 28, 2008
MATURITY DATE	June 2, 2009

FOR VALUE RECEIVED, EGPI Firecreek, Inc., a Nevada corporation, and all of its subsidiaries (the “Company”) (OTC BB: EGPI) hereby promises to pay to the order of DUTCHESS PRIVATE EQUITIES FUND, LTD. (collectively, the “Holder”) by the Maturity Date, or earlier, the Face Amount of Forty-Seven Thousand five hundred sixty-four dollars 78/100 ($47,564.78) U.S., (this "Note") in such amounts, at such times and on such terms and conditions as are specified herein (sometimes hereinafter the Company and the Holder are referred to collectively as "the Parties").

Article 1             Method of Payment/Interest

Section 1.1                       Payments made to the Holder by the Company in satisfaction of this Note (referred to as a "Payment," or "Payments") shall be made to the Holder in the amount specified in Section 1.2, below (the “Payment Amount”) until the Face Amount is paid in full.   The First Payment will be due on January 2, 2009 and each subsequent Payment will be made on the first business day of each month ("Payment Date" or "Payment Dates") until this Note is paid in full.   Notwithstanding any provision to the contrary in this Note, the Company may pay in full to the Holder the Face Amount, or any balance remaining thereon, in readily available funds at any time and from time to time without penalty and upon the Maturity Date.

Section 1.2                       The Company shall pay interest (“Interest”) at the rate of twelve percent (12%) per annum, compounded daily, on the unpaid Face Amount of this Note at such times and in such amounts as outlined in this Article 1.  The Company shall make mandatory monthly payments of interest (the “Interest Payments”), in an amount equal to the interest accrued on the principal balance of the Note from the last Interest Payment until such time as the current Interest Payment is due and payable.

Article 2             Intentionally Omitted.

Article 3             Unpaid Amounts

Section 3.1                       In the event that on the Maturity Date the Company has any remaining amounts unpaid on this Note (the "Residual Amount"), the Holder can exercise its right to increase the Face Amount by ten percent (10%) as an initial penalty and an additional two and one-half percent (2.5%) per month paid, pro rata for partial periods, compounded daily, as liquidated damages ("Liquidated Damages").  If a Residual Amount remains, the Company is in Default and the Holder may elect remedies as set forth in Article 4, below.  The Parties acknowledge that Liquidated Damages are not interest and should not constitute a penalty.

________	________	FINAL	EFCR Note November 28, 2008
DRA	DHL	1

Article 4             Defaults and Remedies

Section 4.1                        Events of Default. An “Event of Default” occurs if any one of the following occur:

(a)                      The Company does not make a Payment within three (3) business days of (i) a Payment Date;  or, (ii) any amounts on the Note exist on the Maturity Date; or
(b)                      The Company, pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined):  (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of the Company or for its property; (iv) makes an assignment for the benefit of its creditors; or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:  (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for its property; or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) calendar days; or
(c)                      The Company’s $0.001 par value common stock (the "Common Stock") is suspended or is no longer listed on any recognized exchange, including an electronic over-the-counter bulletin board, for in excess of ten (10) consecutive trading days; or
(d)                      Any of the Company’s representations or warranties contained in this Agreement were false when made; or,
(e)                      The Company breaches this Agreement, and such breach, if and only if such breach is subject to cure, continues for a period of ten (10) business days.

As used in this Section 4.1, the term “Bankruptcy Law” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors.  The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

Section 4.2                        Remedies. For each and every Event of Default, as outlined in this Agreement, the Holder can exercise its right to increase the Face Amount of the Note by ten percent (10%) as an initial penalty.  In addition, the Holder may elect to increase the Face Amount of the Note by two and one-half percent (2.5%) as Liquidated Damages, compounded daily.  The Parties acknowledge that Liquidated Damages are not interest under the terms of this Agreement, and shall not constitute a penalty.

In the event of a Default hereunder, the Holder, at its sole election, shall have the right, but not the obligation, to either:

________	________	FINAL	EFCR Note November 28, 2008
DRA	DHL	2

a) Switch the Residual Amount to a three-year (“Convertible Maturity Date”), eighteen percent (18%) interest bearing convertible debenture at the terms described hereinafter (the "Convertible Debenture"). In the Event of Default, the Convertible Debenture shall be considered closed (“Convertible Closing Date”), as of the date of the Event of Default.  If the Holder chooses to convert the Residual Amount to a Convertible Debenture, the Company shall have twenty (20) business days after notice of default from the Holder (the "Notice of Convertible Debenture") to file a registration statement covering an amount of shares equal to three hundred percent (300%) of the Residual Amount. The Company shall use all commercially reasonable best efforts to have such registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), by the Securities and Exchange Commission (the “Commission”) within sixty (60) business days of the Convertible Closing Date.   In the event the Company does not file such registration statement within twenty (20) business days of the Holder's request, or such registration statement is not declared by the Commission to be effective under the Securities Act within the time period described above, or such time as mutually agreed to, in writing, by the Company and Holder, for an extension beyond such time period described above, the Residual Amount shall increase by one thousand dollars ($1000.00) per day.  In the event the Company is given the option for accelerated effectiveness of the registration statement, the Company will cause such registration statement to be declared effective as soon as reasonably practicable and will not take any action to delay the registration to become effective.  In the event that the Company is given the option for accelerated effectiveness of the registration statement, but chooses not to cause such registration statement to be declared effective on such accelerated basis, the Residual Amount shall increase by one thousand dollars ($1000.00) per day commencing on the earliest date as of which such registration statement would have been declared to be effective if subject to accelerated effectiveness; or

Section 4.3      Acceleration.  If an Event of Default occurs, the Holder by notice to the Company may declare the remaining principal amount of this Debenture, together with all accrued interest and any liquidated damages, to be immediately due and payable in full.

Section 4.4                       Conversion Privilege

(a)            The Holder shall have the right to convert the Convertible Debenture into shares of Common Stock at any time following the Convertible Closing Date and before the close of business on the Convertible Maturity Date.  The number of shares of Common Stock issuable upon the conversion of the Convertible Debenture shall be determined pursuant to Section 4.4, but the number of shares issuable shall be rounded up to the nearest whole share.

(b)            The Holder may convert the Convertible Debenture in whole or in part, at any time and from time to time.

(c)            In the event all or any portion of the Convertible Debenture remains outstanding on the Convertible Maturity Date (the "Debenture Residual Amount"), the unconverted portion of such Convertible Debenture will automatically be converted into shares of Common Stock on such date in the manner set forth in Section 4.4.

________	________	FINAL	EFCR Note November 28, 2008
DRA	DHL	3

Section 4.5                        Conversion Procedure.

(a)                      The Holder may elect to convert the Residual Amount in whole or in part any time and from time to time following the Convertible Closing Date.  Such conversion shall be effectuated by providing the Company, or its attorney, with that portion of the Convertible Debenture to be converted together with a facsimile or electronic mail of the signed notice of conversion (the "Notice of Conversion").   The date on which the Notice of Conversion is effective (“Conversion Date”) shall be deemed to be the date on which the Holder has delivered to the Company a facsimile or electronically mailed the Notice of Conversion.  The Holder can elect to either reissue the Convertible Debenture, or continually convert the existing Debenture.  Any Notice of Conversion faxed or electronically mailed by the Holder to the Company on a particular day shall be deemed to have been received no later than the previous business day (receipt being via a confirmation of the time such facsimile or electronic mail to the Company is received).

(b)                      Common Stock to be Issued. Upon the conversion of any Convertible Debentures by the Holder, the Company shall instruct its transfer agent to issue stock certificates without restrictive legends or stop transfer instructions, if, at that time, the aforementioned registration statement described in Section 4.2 has been declared effective (or with proper restrictive legends if the registration statement has not as yet been declared effective), in specified denominations representing the number of shares of Common Stock issuable upon such conversion.   In the event that the Debenture is deemed saleable under Rule 144 of the Securities Exchange Act of 1933, the Company shall, upon a Notice of Conversion, instruct the transfer agent to issue free trading certificates without restrictive legends, subject to other applicable securities laws.  The Company is responsible to for all costs associated with the issuance of the shares, including but not limited to the opinion letter, FedEx of the certificates and any other costs that arise. The Company shall act as registrar of the Shares of Common Stock to be issued and shall maintain an appropriate ledger containing the necessary information with respect to each Convertible Debenture. The Company warrants that no instructions have been given or will be given to the transfer agent which limit, or otherwise prevent resale and that the Common Stock shall otherwise be freely resold, except as may be set forth herein or subject to applicable law.

(c)                      Conversion Rate.  The Holder is entitled to convert the Debenture Residual Amount, plus accrued interest and penalties, anytime following the Convertible Closing Date, at the lesser of either (i) seventy five percent (75%) of the lowest closing bid price during the fifteen (15) trading days immediately preceding the Notice of Conversion, or (ii) 100% of the lowest bid price for the twenty (20) trading days immediately preceding the Convertible Closing Date (“Fixed Conversion Price”).   No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up to the nearest whole share.

(d)                      Nothing contained in the Convertible Debenture shall be deemed to establish or require the Company to pay interest to the Holder at a rate in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company. In the event this Section 4.4(d) applies, the Parties agree that the terms of this Note shall remain in full force and effect except as is necessary to make the interest rate comply with applicable law.

________	________	FINAL	EFCR Note November 28, 2008
DRA	DHL	4

(e)                      It shall be the Company’s responsibility to take all necessary actions and to bear all such costs to issue the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The Holder shall be treated as a shareholder of record on the date the Company is required to issue the Common Stock to the Holder. If prior to the issuance of stock certificates, the Holder designates another person as the entity in the name of which the stock certificates requesting the Convertible Debenture are to be issued, the Holder shall provide to the Company evidence that either no tax shall be due and payable as a result of such transfer or that the applicable tax has been paid by the Holder or such person. If the Holder converts any part of the Convertible Debentures, or will be, the Company shall issue to the Holder a new Convertible Debenture equal to the unconverted amount, immediately upon request by the Holder.

(f)                      Within three (3) business days after receipt of the documentation referred to in this Section, the Company shall deliver a certificate, for the number of shares of Common Stock issuable upon the conversion.  In the event the Company does not make delivery of the Common Stock as instructed by Holder within three (3) business days after the Conversion Date, the Company shall pay to the Holder an additional one percent (1%) per day in cash of the full dollar value of the Debenture Residual Amount then remaining after conversion, compounded daily.

(g)                      The Company shall at all times reserve (or make alternative written arrangements for reservation or contribution of shares) and have available all Common Stock necessary to meet conversion of the Convertible Debentures  by the Holder of the entire amount of Convertible Debentures then outstanding. If, at any time, the Holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock (or alternative shares of Common Stock as may be contributed by stockholders of the Company) available to effect, in full, a conversion of the Convertible Debentures (a “Conversion Default,” the date of such default being referred to herein as the “Conversion Default Date”), the Company shall issue to the Holder all of the shares of Common Stock which are available.  Any Convertible Debentures, or any portion thereof, which cannot be converted due to the Compnay's lack of sufficient authorized common stock (the “Unconverted Debentures”), may be deemed null and void upon written notice sent by the Holder to the Company.  The Company shall provide notice of such Conversion Default (“Notice of Conversion Default”) to the Holder, by facsimile, within one (1) business days of such default.

________	________	FINAL	EFCR Note November 28, 2008
DRA	DHL	5

(h)                      The Company agrees to pay the Holder payments for a Conversion Default (“Conversion Default Payments”) in the amount of (N/365) multiplied by .24 multiplied by the initial issuance price of the outstanding or tendered but not converted Convertible Debentures held by the Holder where N = the number of days from the Conversion Default Date to the date (the “Authorization Date”) that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Convertible Debentures.  The Company shall send notice (“Authorization Notice”) to the Holder that additional shares of Common Stock have been authorized, the Authorization Date, and the amount of Holder’s accrued Conversion Default Payments.  The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the conversion rate set forth in the first sentence of this paragraph, upon written notice sent by the Holder to the Company, which Conversion Default shall be payable as follows:  (i) in the event the Holder elects to take such payment in cash, cash payment shall be made to the Holder  within five (5) business days, or (ii) in the event Holder elects to take such payment in stock, the Holder may convert at  the conversion rate set forth in the first sentence of this paragraph until the expiration of the conversion period.

(i)                       The Company acknowledges that its failure to maintain a sufficient number of authorized but unissued shares of Common Stock to effect in full a conversion of the Convertible Debentures in full will cause the Holder to suffer irreparable harm, and that the actual damages to the Holder will be difficult to ascertain.  Accordingly, the parties agree that it is appropriate to include in this Agreement a provision for liquidated damages.  The Parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties’ good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable, and under the circumstances, do not constitute a penalty.  The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Convertible Debenture.

(j)                       If, by the third (3rd) business day after the Conversion Date, any portion of the shares of the Convertible Debentures have not been delivered to the Holder and the Holder purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") necessary to make delivery of shares which would had been delivered if the full amount of the shares to be converted had been delivered to the Holder, then the Company shall pay to the Holder, in addition to any other amounts due to Holder pursuant to this Convertible Debenture, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below).  The "Buy In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares minus (y) the net proceeds (after brokerage commissions, if any) received by the Holder from the sale of the Sold Shares.  The Company shall pay the Buy-In Adjustment Amount to the Holder in immediately available funds within five (5) business days of written demand by the Holder.  By way of illustration and not in limitation of the foregoing, if the Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company will be required to pay to the Holder will be $1,000.

________	________	FINAL	EFCR Note November 28, 2008
DRA	DHL	6

Article 5    Additional Financing

Section 5.1                       If, at any time, while this Note is outstanding, the Company issues or agrees to issue to any entity or person ("Third Party") for any reason whatsoever, any common stock or securities convertible into or exercisable for shares of common stock (or modify any such terms in effect prior to the execution of this Note) (a "Third Party Financing"), at terms deemed by the Holder to be more favorable to the Third Party, then the Company grants to the Holder the right, at the Holder's election, to modify the terms of this Note to match or conform to the more favorable term or terms of the Third Party Financing.  The rights of the Holder in this Section 5.3 are in addition to all other rights the Holder has pursuant to this Note and the Security Agreement between the Holder and the Company.

Article 6    Notice.

Section 6.1                       Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered (i) upon delivery, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, so long as it is properly addressed.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Attn: Dennis Alexander
EGPI Firecreek, Inc.
6564 Smoke Tree Lane
Scottsdale, Arizona 85253
Telephone: (480) 948-6581
Fax: (480) 443-1430

If to the Holder:

Dutchess Capital Management, LLC
Douglas Leighton
50 Commonwealth Ave, Suite 2
Boston, MA  02116
(617) 301-4700
(617) 249-0947

Section 6.2                       The Parties are required to provide each other with five (5) business days prior notice to the other party of any change in address, phone number or facsimile number.

________	________	FINAL	EFCR Note November 28, 2008
DRA	DHL	7

Article 7    Time

Where this Note authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a holiday on which the United States Stock Markets (“US Markets”) are closed (“Holiday”), such payment shall be made or condition or obligation performed on the last business day preceding such Saturday, Sunday or Holiday.  A “business day” shall mean a day on which the US Markets are open for a full day or half day of trading.

Article 8    Assignability

 This Note and the obligations hereunder may be assigned to any subsidiaries the Comopany may have including Firecreek Petroleum, Inc.

Article 9    Rules of Construction.

In this Note, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the tense so indicates, words of the neuter gender may refer to any gender.  The numbers and titles of sections contained in the Note are inserted for convenience of reference only, and they neither form a part of this Note nor are they to be used in the construction or interpretation hereof.  Wherever, in this Note, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and, if it is made in good faith, it shall be conclusive and binding upon the Company.

Article 10          Governing Law

The validity, terms, performance and enforcement of this Note shall be governed and construed by the provisions hereof and in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements that are negotiated, executed, delivered and performed solely in the Commonwealth of Massachusetts.

Article 11          Disputes Subject to Arbitration

The parties to this Note will submit all disputes arising under it to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association (“AAA”).  The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts.  No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section.  Nothing in this section shall limit the Holder's right to obtain an injunction for a breach of this Agreement from a court of law.

________	________	FINAL	EFCR Note November 28, 2008
DRA	DHL	8

Article 12          Conditions to Closing

The Company shall have delivered the Settlement and Release Agreement dated November 28, 2008 before Closing of this Note.

Article 13          Intentionally Omitted.

Article 14          Indemnification

In consideration of the Holder's execution and delivery of this Agreement and the acquisition and funding by the Holder of this Note and in addition to all of the Company's other obligations under the documents contemplated hereby, the Company shall defend, protect, indemnify and hold harmless the Holder and all of its shareholders, officers, directors, employees, counsel, and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnities") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including, without limitation, reasonable attorneys' fees and disbursements (the “Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Note, or any other certificate, instrument or document contemplated hereby or thereby (ii) any breach of any covenant, agreement or obligation of the Company contained in the Note or any other certificate, instrument or document contemplated hereby or thereby, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with written information furnished to the Company by, or on behalf of, the Holder or is based on illegal trading of the Common Stock by the Holder. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights the Holder may have, and any liabilities the Holder may be subject to.

Article 15          Waiver

The Holder's delay or failure at any time or times hereafter to require strict performance by Company of any obligations, undertakings, agreements or covenants shall not waive, affect, or diminish any right of the Holder under this Note to demand strict compliance and performance herewith. Any waiver by the Holder of any Event of Default shall not waive or affect any other Event of Default, whether such Event of Default is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements and covenants of the Company contained in this Note, and no Event of Default, shall be deemed to have been waived by the Holder, nor may this Note be amended, changed or modified, unless such waiver, amendment, change or modification is evidenced by a separate instrument in writing specifying such waiver, amendment, change or modification and signed by the Holder.

________	________	FINAL	EFCR Note November 28, 2008
DRA	DHL	9

Article 16          Miscellaneous

Section 16.1                     This Note may be executed in two or more counterparts, all of which taken together shall constitute one instrument.  Execution and delivery of this Note by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Note by such party.  Such facsimile copies shall constitute enforceable original documents.

Section 16.2                     The Company warrants that the execution, delivery and performance of this Note by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree, including United States federal and state securities laws and regulations and the rules and regulations of the principal securities exchange or trading market on which the Common Stock is traded or listed (the “Principal Market”), applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Neither the Company nor its Subsidiaries is in violation of any term of, or in default under, the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or their organizational charter or by-laws, respectively, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a Material Adverse Effect as defined below. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect.  The Company is not required to obtain any consent, authorization, permit or order of, or make any filing or registration (except the filing of a registration statement)  with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Note in accordance with the terms hereof or thereof. All consents, authorizations, permits, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof and are in full force and effect as of the date hereof. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company is not, and will not be, in violation of the listing requirements of the Principal Market as in effect on the date hereof and on each of the Closing Dates and is not aware of any facts which would lead to delisting of the Common Stock by the Principal Market.

________	________	FINAL	EFCR Note November 28, 2008
DRA	DHL	10

Section 16.3                     The Company and its “Subsidiaries” (which for purposes of this Note means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) are corporations duly organized and validly existing in good standing under the laws of the respective jurisdictions of their incorporation, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Both the Company and its Subsidiaries are duly qualified to do business and are in good standing in every jurisdiction in which their ownership of property or the nature of the business conducted by them makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Note, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Note.

Section 16.4                     Authorization; Enforcement; Compliance with Other Instruments.  (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Note, and to issue this Note and Incentive Shares in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Note by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the reservation for issuance of shares pursuant to this Note, have been duly and validly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, or its shareholders, (iii) this Note has been duly and validly executed and delivered by the Company, and (iv) the Note constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

Section 16.5                     There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants, auditors and lawyers formerly or presently used by the Company, including but not limited to disputes or conflicts over payment owed to such accountants, auditors or lawyers.

Section 16.6                      All representations made by or relating to the Company of a historical nature and all undertakings described herein shall relate and refer to the Company, its predecessors, and the Subsidiaries.

________	________	FINAL	EFCR Note November 28, 2008
DRA	DHL	11

Section 16.7                     The Company acknowledges that its failure to timely meet any of its obligations hereunder, including, but without limitation, its obligations to make Payments, deliver shares and, as necessary, to register and maintain sufficient number of Shares, will cause the Holder to suffer irreparable harm and that the actual damage to the Holder will be difficult to ascertain.  Accordingly, the parties agree that it is appropriate to include in this Note a provision for liquidated damages.  The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties’ good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and do not constitute a penalty.  The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Note.

Section 16.8                      In the event that any rules, regulations, interpretations or comments from the SEC or other governing body, hinder any operation of this Agreement, the Parties hereby agree that those specific terms and conditions shall be negotiated on similar terms within five (5) business days, and shall not alter, diminish or affect any other rights, duties or covenants in this Note and that all terms and conditions will remain in full force and effect except as is necessary to make those specific terms and conditions comply with applicable rule, regulation, interpretation or Comment.  Failure for the Company to agree to such new terms, shall constitute and Event of Default herein, as outlined in Article 4, and the Holder may elect to take actions as outlined in the Note.

Any misrepresentations shall be considered a breach of contract and an Event of Default under this Agreement and the Holder may seek to take actions as described under Article 4 of this Agreement.

IN WITNESS WHEREOF, the Company has duly executed this Note as of the date first written above.

EGPI FIRECREEK, INC.

By
Name:	Dennis R. Alexander
Title:	Chief Executive Officer

DUTCHESS PRIVATE EQUITIES FUND, LTD.

By:
Name:	Douglas H. Leighton
Title:	Director

________	________	FINAL	EFCR Note November 28, 2008
DRA	DHL	12